UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Wynn Resorts, Limited
(Name of Registrant as Specified In Its Charter)

Elaine P. Wynn
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 5, 2015, Elaine P. Wynn issued the following press release:

Elaine Wynn Comments on ISS Recommendation that Wynn Resorts Stockholders “WITHHOLD” Their Votes for Company’s Nominees

Leading Proxy Advisory Firm Expresses Dissatisfaction with the Board’s Questionable Commitment to Good Governance Practices in Recommendation to Withhold Votes from John J. Hagenbuch and J. Edward Virtue

Elaine Wynn Encourages Stockholders to Protect Their Investment by Voting on the GOLD Card

LAS VEGAS – April 5, 2015 – Elaine Wynn, co-founder, Board member and third-largest stockholder of Wynn Resorts, Limited (NASDAQ: WYNN) ("Wynn Resorts" or "the Company") today commented on the recommendation from Institutional Shareholder Service (“ISS”), a leading independent proxy advisory service, that Wynn stockholders WITHHOLD their vote for management’s nominees for the Wynn Resorts Board of Directors (“the Board”) at the upcoming 2015 Annual Meeting. In response, Elaine Wynn has issued the following statement:

“I believe the stockholders of Wynn Resorts deserve better than the choices presented to them by the Company this proxy season, and the only way to achieve meaningful value creation for my fellow stockholders is to vote the GOLD card FOR my reelection at the upcoming Annual Meeting. The ISS report raises a number of important concerns about the performance of the Board. I firmly believe my judgment, considerable experience, important diversity and willingness to challenge the status quo makes me the best positioned candidate to guard and grow stockholders’ interest and identify additional diverse candidates with independent voices.”

“As the third largest stockholder, my interests inextricably align with my fellow stockholders, giving me a unique perspective on protecting and increasing the value of our collective investment in the future. The Company, by contrast, continues to disseminate comments designed to obscure the truth, as they did tonight in their statement on the ISS recommendation, and it is my hope that other stockholders recognize my value and vote FOR my reelection using the GOLD proxy card TODAY. ”

Ms. Wynn noted several important conclusions reached by ISS in its analysis, including:

●	Wynn Resorts Board of Directors had ample time and failed to address diversity issues.

●

Company nominees Hagenbuch, who is a member of the Compensation Committee, and Virtue, who chairs that committee, appear to bear direct responsibility for continued concerns over the compensation of Steve Wynn.

●	The Company’s decision not to re-nominate Elaine is in direct contrast to the trend among S&P 500 companies to increase Board diversity.

●

The process by which the Board approached its decision to remove Elaine appears to have had a very short fuse, a notion underscored by the fact that the Board was unprepared with a suitable replacement, and forced to shrink the Board instead.

●

ISS questions why, if concerns had been building since 2012, did the Corporate Governance Committee not prepare for this eventuality by conducting, sometime during the past three years, the director search it now commits to complete in the next nine months?

As previously announced, Elaine has filed a proxy statement with a GOLD proxy card with the SEC in order to solicit votes for her re-nomination to the Board. Wynn Resorts stockholders can vote for Elaine by returning the GOLD proxy card or instruction form physically or by voting online or by telephone.

For further details and to learn more about why Elaine is the most qualified candidate standing for election to the Board, please visit: http://www.elaineforwynn.com

CONTACT:

Investors: Bruce H. Goldfarb / Jon Einsidler / Lydia Mulyk / Lisa Patel, Okapi Partners LLC, 212-297-0720, info@okapipartners.com; or Media: Liz Micci / Luke Barrett, The Abernathy MacGregor Group, 212-371-5999, edm@abmac.com / lpb@abmac.com

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On March 20, 2015, Elaine P. Wynn filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission.  Ms. Wynn is soliciting proxies for use at the Company’s 2015 Annual Meeting of Stockholders, to be held on April 24, 2015.  She intends to use such proxies to vote in favor of her re-election to the board of directors, and for the election of the Wynn Resorts, Limited nominee other than John J. Hagenbuch.

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND, AS THEY BECOME AVAILABLE, OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY MS. WYNN FROM THE STOCKHOLDERS OF WYNN RESORTS, LIMITED BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THESE MATERIALS AND OTHER MATERIALS FILED BY MS. WYNN IN CONNECTION WITH HER PROXY SOLICITATION WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.  THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED BY MS. WYNN WITH THE SECURITIES AND EXCHANGE COMMISSION WILL ALSO BE AVAILABLE, WITHOUT CHARGE, BY DIRECTING A REQUEST TO MS. WYNN’S PROXY SOLICITOR, OKAPI PARTNERS LLC, AT ITS TOLL-FREE NUMBER (877) 629-6355 OR VIA EMAIL AT INFO@OKAPIPARTNERS.COM.